EXHIBIT 99.2

For Immediate Release

NORTHWEST AIRLINES CORPORATION PRICES $225 MILLION OF
CONVERTIBLE SENIOR NOTES

ST. PAUL, MINN. — (October 30, 2003) — Northwest Airlines Corporation (NASDAQ: NWAC) today announced the pricing of its offering of $225 million original principal amount of Convertible Senior Notes due 2023, to qualified institutional buyers pursuant to Rule 144A, and non-U.S. persons pursuant to Regulation S, under the Securities Act of 1933. The sale of the notes is expected to close on November 4, 2003.

Interest on the notes will be 7.625% per $1,000 original principal amount and will be payable in cash in arrears semi-annually through November 15, 2008.  Thereafter, the principal amount of the notes will accrete semi-annually at a rate of 7.625% per year to maturity.

Each note will be issued at a price of $1,000 and is convertible into Northwest Airlines Corporation common stock at a conversion rate of 43.6681 shares per $1,000 original principal amount of notes (equal to an initial conversion price of approximately $22.90 per share), subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if: (i) the price of the Northwest Airlines Corporation’s common stock reaches a specified threshold; (ii) the trading price for the notes falls below certain thresholds; (iii) the notes have been called for redemption; or (iv) specified corporate transactions occur.  The initial conversion price represents a 60 percent premium over the last reported sale price of the company’s common stock on October 29, 2003, which was $14.31 per share.  The notes will be guaranteed by Northwest Airlines, Inc.

Northwest Airlines Corporation may redeem all or some of the notes for cash at any time on or after November 15, 2006, at a redemption price equal to the accreted principal amount plus accrued and unpaid interest, if any, to the redemption date. Holders may require Northwest Airlines Corporation to repurchase the notes on November 15 of 2008, 2013 and 2018 at a repurchase price equal to the accreted principal amount plus accrued and unpaid interest, if any, to the repurchase date.

Northwest Airlines Corporation may elect to pay the repurchase price in cash or in shares of common stock, or a combination of both, subject to certain conditions.

The company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $45 million original principal amount of the notes.

Northwest Airlines Corporation plans to use the net proceeds from the offering for working capital and general corporate purposes.  Northwest Airlines Corporation also intends to use approximately $10 million of the proceeds to enter into call spread options on its common stock to limit exposure to potential dilution from conversion of the notes, such that the effective conversion premium is in excess of 100% over the last reported sale price of the company’s common stock on October 29, 2003.  In connection with the call spread options, the initial purchasers are expected to take positions in Northwest Airlines Corporation’s common stock in secondary market transactions and/or enter into various derivative transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.